Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 29, 2014, with respect to the combined financial statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) included in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-200809) and related Proxy Statement/Prospectus of CCH I, LLC for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP

Charlotte, NC

January 9, 2015